Exhibit 99.1

NV5 ANNOUNCES RECORD THIRD QUARTER 2019 REVENUE RESULTS AND LOWERS GUIDANCE DUE TO HEADWINDS

Hollywood, FL – November 7, 2019 – NV5 Global, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a provider of professional and technical engineering and consulting solutions, today reported financial results for the third quarter ended September 28, 2019.

In the third quarter 2019, Gross Revenues - GAAP increased 26% year-over-year, EBITDA increased 3%, Net Income decreased 20% and Net Income adjusted for the impact of intangible amortization increased 3%. Our backlog as of September 28, 2019 increased 35% compared to September 29, 2018 and cash flows from operating activities for the nine months ended September 28, 2019 increased 23% compared to the nine months ended September 29, 2018.

In July 2019, the Company acquired two companies, GeoDesign, Inc. and WH Pacific, Inc., expanding NV5’s infrastructure design, surveying and construction quality assurance capabilities in the Pacific Northwest and supporting the Company’s ENERGY 2021 initiative. Operating results for the third quarter of 2019 were negatively affected, however, by both an unexpected delay in the Company’s liquefied natural gas (“LNG”) service line and declining revenue from contracts with the North Carolina Department of Transportation (“NCDOT”), as projects throughout the state were put on temporary hold pending funding. We expect that the project delay in our LNG service line and the NCDOT are temporary in nature. Decreases in other areas were partially offset by healthy upward trends in our power and construction quality assurance divisions. Erosion of utilization, along with integration of four acquisitions in the late second quarter and early third quarter, resulted in increased overhead costs in the third quarter. Scalable indirect costs are expected to begin in the fourth quarter, and full synergy is anticipated in 2020.

NV5 today also announced the signing of a definitive agreement to acquire Quantum Spatial, Inc. (“QSI”), the largest full-service geospatial solutions provider in North America, with approximately 600 employees operating out of 8 offices in the United States, Canada, and India. QSI combines advanced remote sensing technologies and proprietary processes, analytics tools, and algorithms to transform the way client utilize and value geospatial data, including subscription software. QSI’s client base contributes significant recurring revenue and includes federal agencies, major utility companies, and state and regional government authorities. QSI is an all cash transaction for $303 million. QSI is expected to generate $30 million of EBITDA on 2019 expected gross revenues of $128 million.

“NV5 continues to strategically invest in technical capabilities that add value to our clients and deepen our relationships, have significant barriers to entry, and provide margins that are higher than the industry average. Our seven acquisitions in 2019 only contributed partial year revenue, but have given us a significant presence in the Pacific Northwest, provided us with access to key DOTs and utilities, and made us the leading provider of geospatial solutions, a rapidly-growing, specialized service that impacts important fields such as power transmission line fire mitigation, pipeline asset management, and forestry management, said Dickerson Wright, PE, Chairman and CEO of NV5. “NV5 is at the forefront of advancements in service delivery and data management solutions, an example of which is our monitoring-based energy efficiency commissioning services. We are excited for QSI to lead our new Technology service line, a suite of technologically advanced service offerings that provide unique value for our clients.”

Peter LaMontagne, President and CEO of QSI added, “Our employees are looking forward to contributing to NV5’s strategy of adding value to client relationships through technology. We have worked with NV5 over the past few years and are very enthusiastic about the new value that we can provide to our expanding list of federal, state, and commercial clients.”

Houlihan Lokey served as the exclusive financial advisor to QSI.  Sheppard Mullin served as legal advisor to QSI.

Third Quarter 2019 Financial Highlights

•	Total Revenues for the quarter were $132.1 million, an increase of 25% year-over-year. Gross Revenues - GAAP for the quarter were $131.0 million, an increase of 26% year-over-year.

•	Net Revenues for the quarter were $103.9 million, an increase of 23% year-over-year.

•	EBITDA for the quarter was $14.4 million or 14% of Net Revenues, an increase of 3% from $14.0 million, or 17% of Net Revenues in the third quarter of 2018.

•
Net Income for the quarter was $5.8 million, a decrease of 20% compared to $7.3 million in the third quarter of 2018. Adjusting for the impact of intangible amortization, which results from acquisitions, net income for the quarter was $9.7 million, a 3% increase compared to the third quarter of 2018.

•	Adjusted EPS for the quarter was $0.78 per diluted share, a decrease of 5% from $0.82 in the third quarter of 2018.

•
Backlog was $463 million as of September 28, 2019, a 35% increase from $342 million as of September 29, 2018. Backlog includes those contracts for which work authorizations or awards have been received, estimated recurring revenue from one of the Company’s service lines that has a high volume of small contracts and a quick-burn estimate.

•	Organic growth when compared to the quarter end June 28, 2019 and September 29, 2018 was flat when adjusting for customer delays and decreases in Asia attributable to geopolitical events.

Nine Months Ended September 28, 2019 Financial Highlights

•
Total Revenues for the nine months ended September 28, 2019 were $379.1 million, an increase of 24% year-over-year. Gross Revenues - GAAP for the nine months ended September 28, 2019 were $376.3 million, an increase of 24% year-over-year.

•	Net Revenues for the nine months ended September 28, 2019 were $294.1 million, an increase of 20% year-over-year.

•
EBITDA for the nine months ended September 28, 2019 was $43.7 million or 15% of Net Revenues, an increase of 17% from $37.3 million, or 15% of Net Revenues for the nine months ended September 29, 2018.

•
Net Income for the nine months ended September 28, 2019 was $20.2 million, an increase of 5% compared to $19.2 million for the nine months ended September 29, 2018. Adjusting for the impact of intangible amortization, net income was $31.7 million, a 24% increase compared to the nine months ended September 29, 2018.

•	Adjusted EPS for the nine months ended September 28, 2019 was $2.56 per diluted share, an increase of 10% from $2.33 for the nine months ended September 29, 2018.

•	Cash flows from operating activities increased 23% to $21.6 million for the nine months ended September 28, 2019 compared to $17.6 million for the nine months ended September 29, 2018.

2019 Outlook

As a result of the previously mentioned developments affecting revenue, the Company is lowering guidance for full year 2019 Gross Revenues - GAAP, Net Revenues, GAAP earnings per share and Adjusted EPS, including the impact of acquisitions closed or signed as of today. The Company now expects Gross Revenues - GAAP to range from $511 million to $527 million, which represents an increase of 22% to 26% from 2018 Gross Revenues of $418 million. Net Revenues are expected to range from $401 million to $415 million, which represents an increase of 20% to 24% from 2018 Net Revenues of $334 million. The Company expects full year 2019 Adjusted EPS to range from $3.18 per share to $3.42 per share, a decrease of 2% to an increase of 6% over 2018 adjusted EPS of $3.24 per share. Furthermore, the Company expects full year 2019 GAAP EPS to range from $1.91 per share to $2.15 per share. This guidance for Gross Revenues, Net Revenues, Adjusted EPS and GAAP EPS includes acquisitions that are expected to be closed during the remainder of 2019.

Preliminary 2020 Outlook

By adding QSI, NV5 expects 2020 gross revenues to range from $655 million to $710 million, excluding future acquisitions. The company expects full year 2020 Adjusted EPS to range from $3.42 per share to $3.98 per share.

Use of Non-GAAP Financial Measures

Total Revenues and Net Revenues are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”). Gross Revenues - GAAP include sub-consultant costs and other direct costs, which are generally pass-through costs. Furthermore, Gross Revenues - GAAP eliminates intercompany revenues where the Company performed the service in lieu of utilizing third-party sub-consultants. The Company believes that Total Revenues and Net Revenues, which are non-GAAP financial measures commonly used in our industry, provide a meaningful perspective on our business results. A reconciliation of Gross Revenues as reported in accordance with GAAP to Total Revenues and Net Revenues is provided at the end of this news release.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Management believes EBITDA, in addition to operating profit, Net Income and other GAAP measures, is a useful indicator of our financial and operating performance and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of Net Income, as reported in accordance with GAAP, to EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) to eliminate amortization expense of intangible assets from acquisitions, net of tax benefits. As we continue our acquisition strategy, the growth in Adjusted EPS will likely increase at a greater rate than GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS is provided at the end of this news release.

Our definition of Total Revenues, Net Revenues, EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Gross Revenues, Net Income and Diluted Earnings per Share.

Conference Call

NV5 will host a conference call to discuss its third quarter 2019 financial results at 4:30 p.m. (Eastern Time) on November 7, 2019. The accompanying presentation for the call is available by visiting http://ir.nv5.com.

Date:    Thursday, November 7, 2019
Time:    4:30 p.m. Eastern
Toll-free dial-in number:    +1 844-348-6875
International dial-in number:    +1 509-844-0152
Conference ID:    1898764
Webcast:    http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time in order for the operator to log your name and connect you to the conference.

The conference call will be webcast live and available for replay via the “Investors” section of the NV5 website.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions ranked #34 on the Engineering News-Record’s Top 500 Design Firms list. NV5 serves public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure engineering and support services, energy, program management, and environmental solutions. The Company operates out of more than 100 locations worldwide. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Investor Relations Contact

NV5 Global, Inc.
Jack Cochran
Vice President, Marketing & Investor Relations
Tel: +1-954-637-8048
Email: ir@nv5.com

Source: NV5 Global, Inc.

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 28, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$31,425	$40,739
Billed receivables, net	109,590	98,324
Unbilled receivables, net	53,818	43,411
Prepaid expenses and other current assets	9,198	2,582
Total current assets	204,031	185,056
Property and equipment, net	12,349	11,677
Right-of-use lease asset, net	42,366	—
Intangible assets, net	100,688	99,756
Goodwill	158,423	140,930
Other assets	2,886	2,002
Total Assets	520,743	$439,421

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$23,082	$22,588
Accrued liabilities	33,654	20,853
Income taxes payable	—	2,697
Billings in excess of costs and estimated earnings on uncompleted contracts	2,241	7,625
Client deposits	276	208
Current portion of contingent consideration	3,351	1,845
Current portion of notes payable and other obligations	17,578	17,139
Total current liabilities	80,182	72,955
Contingent consideration, less current portion	2,195	2,853
Long-term lease liability	32,781	—
Notes payable and other obligations, less current portion	40,638	29,847
Deferred income tax liabilities, net	16,881	16,224
Total liabilities	172,676	121,879

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized, 12,818,919 and 12,550,711 shares issued and outstanding as of September 28, 2019 and December 29, 2018, respectively	128	126
Additional paid-in capital	246,869	236,525
Retained earnings	101,070	80,891
Total stockholders’ equity	348,067	317,542
Total liabilities and stockholders’ equity	520,743	$439,421

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Gross revenues	$131,032	$104,185	$376,340	$302,737

Direct costs (excluding depreciation and amortization):
Salaries and wages	40,426	34,475	113,762	98,542
Sub-consultant services	19,972	14,989	56,969	43,349
Other direct costs	7,139	4,747	25,244	13,539
Total direct costs	67,536	54,211	195,975	155,430

Gross Profit	63,496	49,974	180,365	147,307

Operating Expenses:
Salaries and wages, payroll taxes and benefits	33,428	24,897	93,431	76,122
General and administrative	11,028	7,556	30,786	23,348
Facilities and facilities related	4,664	3,490	12,407	10,552
Depreciation and amortization	6,551	4,057	18,908	11,660
Total operating expenses	55,671	40,000	155,533	121,682

Income from operations	7,825	9,974	24,832	25,625

Interest expense	(421)	(451)	(1,230)	(1,712)

Income before income tax expense	7,403	9,523	23,602	23,913
Income tax expense	(1,560)	(2,238)	(3,422)	(4,716)
Net Income and Comprehensive Income	$5,843	$7,285	$20,180	$19,197

Earnings per share:
Basic	$0.48	$0.65	$1.67	$1.80
Diluted	$0.46	$0.62	$1.62	$1.71

Weighted average common shares outstanding:
Basic	12,191,405	11,256,946	12,086,588	10,686,040
Diluted	12,566,966	11,701,394	12,485,049	11,205,748

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended
	September 28, 2019	September 29, 2018
Cash Flows From Operating Activities:
Net income	$20,180	$19,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,908	11,660
Non-cash lease expense	6,770	—
Provision for doubtful accounts	1,725	843
Stock based compensation	6,989	4,541
Change in fair value of contingent consideration	49	267
Gain on disposals of property and equipment	(48)	—
Deferred income taxes	(3,839)	564
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed receivables	508	(6,396)
Unbilled receivables	(4,490)	(3,759)
Prepaid expenses and other assets	(5,279)	819
Accounts payable	(2,053)	(679)
Accrued liabilities	(9,170)	(3,259)
Income taxes payable	(2,789)	(6,713)
Billings in excess of costs and estimated earnings on uncompleted contracts	(5,972)	485
Deposits	68	—
Net cash provided by operating activities	21,557	17,570

Cash Flows From Investing Activities:
Cash paid for acquisitions (net of cash received from acquisitions)	(29,365)	(28,460)
Purchase of property and equipment	(1,810)	(1,582)
Net cash used in investing activities	(31,175)	(30,042)

Cash Flows From Financing Activities:
Proceeds from secondary offering	—	93,469
Borrowings from Senior Credit Facility	10,000	—
Payments on notes payable	(8,483)	(7,410)
Payments of contingent consideration	(1,213)	(728)
Proceeds from exercise of warrant	—	1,092
Payments of borrowings from Senior Credit Facility	—	(36,500)
Net cash provided by financing activities	304	49,923

Net (decrease) increase in Cash and Cash Equivalents	(9,314)	37,451
Cash and cash equivalents – beginning of period	40,739	18,751
Cash and cash equivalents – end of period	$31,425	$56,202

NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS REVENUES TO TOTAL REVENUES
(in thousands)
(Unaudited)

		Three Months Ended		Nine Months Ended
		September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Gross Revenues - GAAP		$131,032	$104,185	$376,340	$302,737
Add:	Intercompany revenues in lieu of sub-consultants	1,063	1,309	2,720	3,218
Total Revenues		$132,095	$105,494	$379,060	$305,955

  NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS REVENUES TO NET REVENUES
(in thousands)
   (Unaudited)

		Three Months Ended		Nine Months Ended
		September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Gross Revenues - GAAP		$131,032	$104,185	$376,340	$302,737
Less:	Sub-consultant services	(19,972)	(14,989)	(56,969)	(43,349)
	Other direct costs	(7,139)	(4,747)	(25,244)	(13,539)
Net Revenues		$103,921	$84,449	$294,127	$245,849

NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO EBITDA
(in thousands)
(Unaudited)

		Three Months Ended		Nine Months Ended
		September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net Income		$5,843	$7,285	$20,180	$19,197
Add:	Interest expense	421	451	1,230	1,712
	Income tax expense	1,560	2,238	3,422	4,716
	Depreciation and Amortization	6,551	4,057	18,908	11,660
EBITDA		$14,375	$14,031	$43,740	$37,285

NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(Unaudited)

		Three Months Ended		Nine Months Ended
		September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net Income - per diluted share		$0.46	$0.62	$1.62	$1.71
Per diluted share adjustments:
Add:	Amortization expense of intangible assets	0.42	0.26	1.23	0.77
	Income tax expense	(0.10)	(0.06)	(0.29)	(0.15)
Adjusted EPS		$0.78	$0.82	$2.56	$2.33